                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                                 ---------------

                                 AUTOBYTEL INC.
                       (Name of Subject Company (issuer))

                                 AUTOBYTEL INC.
                        (Name of Filing Person (offeror))

              Options to Purchase Common Shares, $0.001 Par Value, Having an Exercise Price of More Than $4.00 Per Share
                         (Title of Class of Securities)

                                   053331 10 4

                      (CUSIP Number of Class of Securities)
                           (Underlying Common Shares)

                                   Ariel Amir
             Executive Vice President, General Counsel and Secretary
                            18872 MacArthur Boulevard
                          Irvine, California 92612-1400
                                 (949) 225-4500
                               Fax: (949) 862-1323

           (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                 ---------------

                                    Copy to:

                           John F. Della Grotta, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                        695 Town Center Drive, 17th Floor
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200
                               Fax: (714) 979-1921

                                 ---------------

                            Calculation of Filing Fee

       Transaction Valuation*                        Amount of Filing Fee
            $32,755,548                                     $6,551

* Calculated solely for purposes of determining the filing fee. This amount assumes that outstanding options to purchase 5,002,884 common shares of Autobytel Inc. having an aggregate value of $32,755,548 as of December 7, 2001, will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

                                -----------------

[X] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               Amount Previously Paid:             $6,551
               Form or Registration No.:           005-58067
               Filing party:                       Autobytel Inc.
               Date filed:                         December 14, 2001

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

               [_]    third party tender offer subject to Rule 14d-1.
               [X]    issuer tender offer subject to Rule 13e-4.
               [_]    going-private transaction subject to Rule 13e-3.
               [_]    amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]


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

        This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (the "Tender Offer Statement") filed with the Securities and Exchange Commission on December 14, 2001 by Autobytel Inc., a Delaware corporation (the "Company"), relating to an offer by the Company to exchange all options outstanding under the Downtown Web, Inc., d/b/a Autoweb, 1997 Stock Option Plan, the Autoweb.com, Inc. 1999 Equity Incentive Plan, as amended, the Autoweb.com, Inc. 1999 Directors Stock Option Plan, the Auto-by-Tel Corporation 1996 Stock Incentive Plan, as amended (the "1996 Incentive Plan"), the autobytel.com inc. 1998 Stock Option Plan, as amended (the "1998 Plan"), the autobytel.com inc. 1999 Stock Option Plan, as amended (the "1999 Plan"), the autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan, as amended (the "1999 Acquisition Plan"), the Autobytel.com inc. 2000 Stock Option Plan, as amended (the "2000 Plan," and with the 1996 Incentive Plan, the 1998 Plan, the 1999 Plan and the 1999 Acquisition Plan, the "Autobytel Option Plans") to purchase shares of the Company's common stock, $0.001 par value (the "Common Shares"), having an exercise price per share of more than $4.00 for new options to purchase the Common Shares to be granted under the Autobytel Option Plans, upon the terms and subject to the conditions described in the Offer to Exchange Outstanding Options having an Exercise Price of More Than $4.00 Per Share With New Options dated December 14, 2001 attached to the Tender Offer Statement as Exhibit (a)(1.1) (the "Offer to Exchange"), the related cover letter attached to the Tender Offer Statement as Exhibit (a)(1.4) (the "related cover letter"), and the Letter of Transmittal attached to the Tender Offer Statement as Exhibit
(a)(1.2) (the "Letter of Transmittal" and, together with the related cover letter and Offer to Exchange, as they may be amended from time to time, the "Offer"). Except as provided herein, this Amendment No. 1 does not alter the terms and conditions previously set forth in the Offer, and should be read in conjunction with the Offer.

ITEM 1.  SUMMARY TERM SHEET.

        Item 1 of the Tender Offer Statement is hereby modified and supplemented by the information set forth in the Memorandum to Option Holders, dated January 7, 2002 (the "Supplemental Memorandum") attached hereto as Exhibit (a)(1.8), which is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

        Item 2 of the Tender Offer Statement is hereby modified and supplemented by the information set forth in the Supplemental Memorandum attached hereto as Exhibit (a)(1.8), which is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

        Item 4 of the Tender Offer Statement is hereby modified and supplemented by the information set forth in the Supplemental Memorandum attached hereto as Exhibit (a)(1.8), which is incorporated herein by reference.

ITEM 12.  EXHIBITS.

        (a)    (1.1)  Offer to Exchange dated December 14, 2001.*

               (1.2)  Letter of Transmittal.*

               (1.3)  E-mail to Autobytel Option Holders dated December 14,
                      2001.*

               (1.4)  Letter to Eligible Option Holders.*

               (1.5)  Notice to Withdraw.*

               (1.6) Form of Letter to Tendering Option Holders Regarding Results of the Offer.*

               (1.7)  Declaration of Lost Option Agreement(s).*

               (1.8)  Memorandum to Option Holders dated January 7, 2002

               (5.1)  Press release of Autobytel dated December 14, 2001.*

               (5.2) Presentation to Employees and Directors Describing the Basic Terms of the Offer.*

        (b)    Not applicable.

        (d)    (1)    Auto-by-Tel Corporation 1996 Stock Incentive Plan, as
                      amended, previously filed with the SEC on February 9, 1999 as Exhibit 10.6 to Amendment No. 1 to Autobytel's
                      Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

               (2) Amendment No. 1 to the Auto-by-Tel Corporation 1996 Stock Incentive Plan.*

               (3) autobytel.com inc. 1998 Stock Option Plan, previously filed with the SEC on February 9, 1999 as Exhibit 10.8 to Amendment No. 1 to Autobytel's Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

               (4) Amendment No. 1 to the autobytel.com inc. 1998 Stock Option Plan, previously filed with the SEC on November 12, 1999 as Exhibit 10.2 to Autobytel's Form 10-Q for the Quarter Ended September 30, 1999, which is incorporated herein by reference.*

               (5) Amendment No. 2 to the autobytel.com inc. 1998 Stock Option Plan.*

               (6) autobytel.com inc. 1999 Stock Option Plan, previously filed with the SEC on February 9, 1999 as Exhibit 10.8 to Amendment No. 1 to Autobytel's Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

               (7) Amendment No. 1 to the autobytel.com inc. 1999 Stock Option Plan, previously filed with the SEC on November 12, 1999 as Exhibit 10.1 to Autobytel's Form 10-Q for the Quarter Ended September 30, 1999, which is incorporated herein by reference.*

               (8) Amendment No. 2 to the autobytel.com inc. 1999 Stock Option Plan.*

               (9) autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan, previously filed with the SEC on November 1, 1999 as Exhibit 10.1 to Autobytel's Registration Statement on Form S-8 (file no. 333-90045), which is incorporated herein by reference.*

               (10) Amendment No. 1 to the autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan.*

               (11) autobytel.com inc. 2000 Stock Option Plan, previously filed with the SEC on June 15, 2000 as Exhibit 99.1 to Autobytel's Registration Statement on Form S-8 (File No. 333-39396), which is incorporated herein by reference.*

               (12) Amendment No. 1 to the autobytel.com inc. 2000 Stock Option Plan.*

               (13) Form of Stock Option Agreement pursuant to Auto-by-Tel Corporation 1996 Stock Incentive Plan.*

               (14) Form of Stock Option Agreement pursuant to autobytel.com inc. 1998 Stock Option Plan.*

               (15) Form of Stock Option Agreement pursuant to autobytel.com inc. 1999 Stock Option Plan.*

               (16) Form of Stock Option Agreement pursuant to autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan.*

               (17) Form of Stock Option Agreement pursuant to autobytel.com inc. 2000 Stock Option Plan.*

               (18) Form of Performance Stock Option Agreement pursuant to autobytel.com inc. 1999 Stock Option Plan.*

               (19) Form of Non-employee Directors Stock Option Agreement pursuant to autobytel.com inc. Auto-by-Tel Corporation 1996 Stock Incentive Plan.*

        (g)    Not applicable.

        (h)    Not applicable.

        ------------------
        *  Previously filed.

                                    SIGNATURE

               After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                                            AUTOBYTEL INC.


                                            By:  /s/  Ariel Amir
                                                 -------------------------------
                                                 Ariel Amir
                                                 Executive Vice President,
                                                 General Counsel and Secretary

Date:  January 7, 2002.

                                INDEX TO EXHIBITS

      Exhibit Number                           Description
      --------------                           -----------
         (a)(1.1)           Offer to Exchange dated December 14, 2001.*

         (a)(1.2)           Letter of Transmittal.*

         (a)(1.3)           E-mail to Autobytel Option Holders dated December
                            14, 2001.*

         (a)(1.4)           Letter to Eligible Option Holders.*

         (a)(1.5)           Notice to Withdraw.*

         (a)(1.6) Form of Letter to Tendering Option Holders Regarding Results of the Offer.*

         (a)(1.7)           Declaration of Lost Option Agreement(s).*

         (a)(1.8)           Memorandum to Option Holders dated January 7, 2002

         (a)(5.1)           Press release of Autobytel dated December 14, 2001.*

         (a)(5.2) Presentation to Employees and Directors Describing the Basic Terms of the Offer.*

         (d)(1) Auto-by-Tel Corporation 1996 Stock Incentive Plan, as amended, previously filed with the Securities and Exchange Commission (the "SEC") on February 9, 1999 as Exhibit 10.6 to Amendment No. 1 to Autobytel's Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

         (d)(2) Amendment No. 1 to the Auto-by-Tel Corporation 1996 Stock Incentive Plan.*

         (d)(3) autobytel.com inc. 1998 Stock Option Plan, previously filed with the SEC on February 9, 1999 as
                            Exhibit 10.8 to Amendment No. 1 to Autobytel's Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

         (d)(4) Amendment No. 1 to the autobytel.com inc. 1998 Stock Option Plan previously filed with the SEC on November 12, 1999 as Exhibit 10.2 to Autobytel's Form 10-Q for the Quarter Ended September 30, 1999, which is incorporated herein by reference.*

         (d)(5)             Amendment No. 2 to the autobytel.com inc. 1998 Stock
                            Option Plan.*

         (d)(6) autobytel.com inc. 1999 Stock Option Plan, previously filed with the SEC on February 9, 1999 as
                            Exhibit 10.8 to Amendment No. 1 to Autobytel's Registration Statement on Form S-1 (File No. 333-70621), which is incorporated herein by reference.*

         (d)(7) Amendment No. 1 to the autobytel.com inc. 1999 Stock Option Plan previously filed with the SEC on November 12, 1999 as Exhibit 10.1 to Autobytel's Form 10-Q for the Quarter Ended September 30, 1999, which is incorporated herein by reference.*

         (d)(8)             Amendment No. 2 to the autobytel.com inc. 1999 Stock
                            Option Plan.*

         (d)(9) autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan, previously filed with the SEC on November 1, 1999 as Exhibit 10.1 to Autobytel's Registration Statement on Form S-8 (file no. 333-90045), which is incorporated herein by reference.*

         (d)(10) Amendment No. 1 to the autobytel.com inc. 1999 Employee Acquisition Related Stock Option Plan.*

         (d)(11) autobytel.com inc. 2000 Stock Option Plan, previously filed with the SEC on June 15, 2000 as
                            Exhibit 99.1 to Autobytel's Registration Statement on Form S-8 (File No. 333-39396), which is incorporated herein by reference.*

         (d)(12) Amendment No. 1 to the autobytel.com inc. 2000 Stock Option Plan.*

         (d)(13) Form of Stock Option Agreement pursuant to Auto-by-Tel Corporation 1996 Stock Incentive Plan.*

         (d)(14) Form of Stock Option Agreement pursuant to autobytel.com inc. 1998 Stock Option Plan.*

         (d)(15) Form of Stock Option Agreement pursuant to autobytel.com inc. 1999 Stock Option Plan.*

         (d)(16) Form of Stock Option Agreement pursuant to autobytel.com inc. 1999 Employee and Acquisition Related Stock Option Plan.*

         (d)(17) Form of Stock Option Agreement pursuant to autobytel.com inc. 2000 Stock Option Plan.*

         (d)(18) Form of Performance Stock Option Agreement pursuant to autobytel.com inc. 1999 Stock Option Plan.*

         (d)(19) Form of Non-employee Director Stock Option Agreement pursuant to Auto-by-Tel Corporation 1996 Stock Incentive Plan.*


        ------------------
        *  Previously filed.


                                      -2-